Exhibit 99.1

Kroger to Update Investors on How Restock Kroger is
Right Framework to Reposition Business and

Create Shareholder Value at Investor Conference

•	Reconfirms 2019 Guidance on Identical Sales, Adjusted FIFO Operating Profit, Adjusted EPS and Alternative Profit Streams

•	Sets Financial Targets for Continued Sales Improvement and Profitable Growth in 2020

•	Announces Board of Directors Approved $1 Billion Share Repurchase Authorization

CINCINNATI, November 5, 2019 – The Kroger Co. (NYSE: KR) today will update investors on how the Restock Kroger framework is repositioning the company to create value for shareholders, customers and associates at its Investor Conference at the New York Stock Exchange.

Kroger also announced the company’s Board of Directors has approved a $1 billion share repurchase program, replacing the existing authorization that has approximately $546 million remaining.

“Restock Kroger sets Kroger up for a stronger future,” said Rodney McMullen, Kroger’s chairman and chief executive officer. “Momentum is returning to our core grocery business as a result of our customer obsession and renewed intensity around operational excellence, plus the asset-light, margin rich alternative profit streams that enrich our core supermarket business. We look forward to sharing how these come together at Kroger to create a path to consistently strong and attractive total shareholder return.”

Kroger reconfirmed its 2019 guidance on identical sales, adjusted operating profit, adjusted earnings per diluted share, and alternative profit streams. The company also set financial targets for 2020.

“As promised on our second quarter earnings call, Kroger is using our Investor Conference to provide an update on our future expectations to create value for shareholders, including early detailed guidance for 2020,” said Gary Millerchip, Kroger’s chief financial officer. “Kroger’s value creation model is strong and durable. We are pleased to see identical store sales momentum is building and we expect this trend to continue into 2020 and beyond. We are also delivering adjusted earnings per diluted share growth for our shareholders through the Restock Kroger timeframe, supported by a disciplined approach to returning cash to investors.”

“We are confident that Restock Kroger is the right strategic framework for business growth in 2019 and 2020, and to position Kroger for long-term growth in the future,” said McMullen. “We believe that the food industry is special and big enough for different models to coexist – and Kroger’s model will be one of them because, at Kroger, we are uniquely good at food. Kroger is food first and we believe that no matter who you are, where you’re from, how you shop or what you like to eat, everyone deserves to have fresh, affordable and easy-to-enjoy food that tastes amazing. Kroger’s ability to be America’s food partner is our competitive advantage.”

Financial Strategy

Kroger expects its financial model to deliver improving adjusted operating profit performance over time and continue to generate strong free cash flow. The company expects this to translate into a consistently strong and attractive total shareholder return through sustained net earnings growth and by returning cash to shareholders, via share repurchases and a growing dividend over time. Maintaining a strong investment grade balance sheet is a key component of Kroger’s financial model.

The company defines free cash flow as operating cash flow (before company-sponsored pension contributions), less capital expenditures, and excluding the cash tax effect of the sale of strategic assets.

Kroger reduced net total debt by $1.3 billion over the last four quarters. Kroger's net total debt to adjusted EBITDA ratio is 2.46, compared to 2.59 a year ago. The company's net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50.

Earlier this year, Kroger increased the dividend by 14 percent, from 56¢ to 64¢ per year, marking the 13th consecutive year of dividend increases. The company’s quarterly dividend has grown at a double-digit compound annual growth rate since it was reinstated in 2006. The company continues to expect, subject to board approval, an increasing dividend over time.

2019 Guidance

	IDS (%)	EPS ($)	Operating Profit ($B)	Tax Rate Range**
Adjusted*	2.0% - 2.25%	$2.15 - $2.25	$2.9 - $3.0	22.5% - 23.0%

* Without adjusted items, if applicable; operating profit represents FIFO Operating Profit

** These rates reflect typical tax adjustments and do not reflect changes to the rate from the completion of income tax audit examinations, which cannot be predicted.

The company expects capital investments, excluding mergers, acquisitions and purchases of leased facilities to range between $3.0 and $3.2 billion in 2019.

2020 Guidance

In 2020, Kroger expects:

•	Identical sales growth, excluding fuel, to be greater than 2.25%.

•	Alternative profit businesses to grow incremental operating profit in the range of $125 to $150 million.

•	Adjusted FIFO operating profit to range from $3.0 to $3.1 billion.

•	Adjusted EPS to range from $2.30 to $2.40 per diluted share.

•	Capital investments, excluding mergers, acquisitions, and purchases of leased facilities, to range between $3.2 and $3.4 billion.

•	Free cash flow to be in the range of $1.6 to $1.8 billion.

•	To repurchase shares in the range of $500 million to $1 billion.

•	A tax rate of approximately 23%.

Beyond 2020

Kroger is targeting total shareholder return of between 8% and 11% beyond 2020. This will be driven by 3% – 5% growth from improved earnings, and growth in the company’s free cash flow payout rate through a combination of share repurchases and dividends. This range excludes any potential change in our price-to-earnings multiple, and the optionality for additional growth beyond 2020 created through strategic partnerships.

At The Kroger Co. (NYSE: KR), we are dedicated to our Purpose: to Feed the Human Spirit®. We are nearly half a million associates who serve over 11 million customers daily through a seamless digital shopping experience and 2,759 retail food stores under a variety of banner names, serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

This press release includes forward-looking non-GAAP financial measures, which management believes to be useful to investors and analysts. Kroger is unable to provide a full reconciliation of the non-GAAP measures used in our 2019 and 2020 guidance, including adjusted net earnings per diluted share to net earnings per diluted share, adjusted FIFO operating profit to operating profit, and adjusted tax rate to tax rate, without unreasonable effort because it is not possible to predict with a reasonable degree of certainty the information necessary to calculate such measures on a GAAP basis. It is not possible to estimate with a reasonable degree of certainty certain of our adjustment items because such information is dependent on future events that may be outside of our control. The unavailable information could have a significant impact on 2019 and 2020 GAAP financial results.

This press release contains certain statements that constitute "forward-looking statements" about the future performance of the company. These statements are based on management's assumptions and beliefs in light of the information currently available to it. The remarks contain certain forward-looking statements about the future performance of the Company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as “build,” “confident,” “continue,” “create,” “deliver,” “drive,” “expect,” “future,” “guidance,” “strategy,” “target,” “trend,” and “will.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” and “Outlook” in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

•	Kroger's ability to achieve sales, earnings, incremental FIFO operating profit, and free cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger's response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, changes in tariffs, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to Kroger's logistics operations; trends in consumer spending; the extent to which Kroger's customers exercise caution in their purchasing in response to economic conditions; the uncertain pace of economic growth; changes in inflation or deflation in product and operating costs; stock repurchases; Kroger's ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger's ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger's future growth plans; the ability to execute on Restock Kroger; and the successful integration of merged companies and new partnerships. Our ability to achieve these goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

•	Kroger's ability to achieve these goals may also be affected by Kroger's ability to manage the factors identified above. Kroger's ability to execute its financial strategy may be affected by its ability to generate cash flow.

•	Kroger's effective tax rate may differ from the expected rate due to changes in laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

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Contacts: Media: Kristal Howard (513) 762-1304; Investors: Rebekah Manis (513) 762-4969

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